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                                                                    EXHIBIT 10.2

                                 THIRD AMENDMENT

      THIS THIRD AMENDMENT (the "Amendment") is made and entered into as of the 14th day of November, 2003, by and between CA-MARINA BUSINESS CENTER LIMITED PARTNERSHIP, A DELAWARE LIMITED PARTNERSHIP ("Landlord"), and CANCERVAX CORPORATION, A DELAWARE CORPORATION ("Tenant").

                                    RECITALS

A. Landlord (as successor in interest pursuant to conversion from EOP-Marina Business Center, L.L.C., a Delaware limited liability company, as successor in interest pursuant to merger with Spieker Properties, L.P., a California limited partnership) and Tenant, as Assignee, (as successor in interest to John Wayne Cancer Institute, a non-profit corporation, as Assignor) are parties to that certain lease dated July 22,1999, which lease has been previously amended by letter agreement dated October 8, 1999 (re: commencement letter), First Amendment to Lease dated October 1, 2001 (the "First Amendment") and Second Amendment To Lease dated September 4, 2002 (the "Second Amendment") (collectively, the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 50,750 rentable square feet (the "Premises") described as Suite Nos. 100 and 150 on the 1st and mezzanine floors of the building commonly known as Marina Business Center located at 4503 Glencoe Avenue, Marina del Rey, California (the "Building").

B. Assignor and Assignee have entered into that certain assignment agreement dated August 4, 2000 ("Assignment Agreement") whereby Assignor assigned all of its right, title and interest in and to the Lease to Assignee. Assignee has requested Landlord's acknowledgment and approval that the Assignor is released from all liability under the Lease.

C. The Lease by its terms shall expire on AUGUST 14, 2009 ("Prior Scheduled Term Expiration Date"), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I. RELEASE OF LIABILITY. Landlord hereby releases and relieves Assignor and its members, directors, officers and employees (collectively the "Assignor Parties"), and covenants not to sue the Assignor Parties with respect to, any past, present or future claims, causes of actions, suits, damages, demands, costs, expenses, liabilities, obligations, losses or liabilities of the Assignor Parties of any kind whatsoever owed to the Landlord, arising out of or relating to the Lease, the Premises or the Building, whether known or unknown, whether fixed or contingent, whether direct or indirect, whether foreseen or unforeseen, and whether arising in law or in equity. It is expressly understood that Assignor shall not remain liable for such obligations notwithstanding the subsequent assignment(s), sublease(s) or transfer(s) of the interest of the tenant under the Lease. It is specifically understood that Assignor is not a party to this Amendment and, notwithstanding anything to the contrary contained in this Amendment, is not bound by any terms, provisions, representations or warranties contained in this Amendment, but Assignor and each Assignor Party shall be entitled to the benefit of this Paragraph I, and to enforce this Paragraph I against Landlord and its successors and assigns. Landlord waives the provisions of any applicable laws (including without limitation California Civil Code Section 1542) restricting the release of claims which a releasing party does not know or suspect to exist at the time of provision of a release (even if awareness of such claims might have affected the releasing party's willingness to provide the release).

II. EXTENSION. The Term of the Lease is hereby extended for a period of twenty-four (24) months and shall expire on AUGUST 14, 2011 ("Extended Expiration Date"), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Scheduled Term Expiration Date ("Extension Date") and ending on the Extended Expiration Date shall be referred to herein as the "Extended Term".

III. BASE RENT. As of October 1, 2003, the schedule of Base Rent as set forth in the section entitled "Basic Lease Information" of the Lease and Section II., "Base Rent" of the First Amendment shall be deleted in their entirety and Base Rent for the Premises shall be payable as follows:

                            ANNUAL RATE         ANNUAL            MONTHLY
       PERIOD             PER SQUARE FOOT      BASE RENT         BASE RENT
-----------------------   ---------------     -----------        ----------
October 1, 2003 through     $    16.00        $812,000.04        $67,666.67
September 30, 2004

October 1, 2004 through     $    16.52        $838,389.96        $69,865.83
September 30, 2005

October 1, 2005 through     $    17.06        $865,794.96        $72,149.58
September 30, 2006

October 1, 2006 through     $    17.61        $893,707.56        $74,475.63
September 30, 2007

October 1, 2007 through     $    18.18        $922,635.00        $76,886.25
September 30, 2008

October 1, 2008 through     $    18.77        $952,577.52        $79,381.46
September 30, 2009

October 1, 2009 through     $    19.38        $983,535.00        $81,961.25
September 30, 2010

October 1, 2010 through     $    20.01        $930,881.93        $84,625.63
August 14, 2011                               (11 months)

      All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

IV. ADDITIONAL SECURITY DEPOSIT. No additional security deposit shall be required in connection with this Amendment.

V. LETTER OF CREDIT. SECTION I.A., "LETTER OF CREDIT" OF THE SECOND AMENDMENT, SECTION III., "ADDITIONAL SECURITY DEPOSIT" OF THE FIRST AMENDMENT, PARAGRAPH 39.G., "LETTER OF CREDIT" OF THE LEASE AND EXHIBIT E, "IRREVOCABLE STANDBY LETTER OF CREDIT" OF THE LEASE shall be deleted in their entirety and of no further force and effect and the following shall be substituted therefor:

      "Letter of Credit.

                  (a) GENERAL PROVISIONS. Concurrently with Tenant's execution of this Amendment, Tenant shall deliver to Landlord, as collateral for the full performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of any default by Tenant under this Lease, including, but not limited to, any post lease termination damages under section 1951.2 of the California Civil Code, a standby, unconditional, irrevocable,

                                       2

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            transferable letter of credit (the "LETTER OF CREDIT") substantially in the form of EXHIBIT "A" hereto (with such technical and logistical modifications as may be approved by Lender in its reasonable discretion) and containing the terms required herein, in the face amount of $650,000.00 (such amount as adjusted in accordance with Section V(f) the "LETTER OF CREDIT AMOUNT"), naming Landlord as beneficiary, issued (or confirmed) by Bank of America or a financial institution acceptable to Landlord in Landlord's sole discretion, and permitting multiple and partial draws thereon.
            Tenant shall cause the Letter of Credit to be continuously maintained in effect (whether through replacement, renewal or extension) in the Letter of Credit Amount through the date (the "FINAL LC EXPIRATION DATE") that is 120 days after the scheduled expiration date of the Term or any renewal Term. If the Letter of Credit held by Landlord expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord not later than 30 days prior to the expiration date of the Letter of Credit then held by Landlord. Any renewal or replacement Letter of Credit shall comply with all of the provisions of this Section V, shall be irrevocable, transferable and shall remain in effect (or be automatically renewable) through the Final
            LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion.

                  (b) DRAWINGS UNDER LETTER OF CREDIT. Landlord shall have the immediate right to draw upon the Letter of Credit, in whole or in part, at any time and from time to time: (i) If a default occurs and continues beyond the expiration of all applicable sure periods; or
            (ii) If the Letter of Credit held by Landlord expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), and Tenant fails to deliver to Landlord, at least 30 days prior to the expiration date of the Letter of Credit then held by Landlord, a renewal or substitute Letter of Credit that is in effect and that complies with the provisions of this Section V. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any default by Tenant under this Lease that continues beyond the expiration of all applicable sure periods or upon the occurrence of any of the other events described above in this Section V(b).

                  (c) USE OF PROCEEDS BY LANDLORD. The proceeds of the Letter of
            Credit shall constitute Landlord's sole and separate property (and not Tenant's property or the property of Tenant's bankruptcy estate) and Landlord may immediately upon any draw (and without notice to Tenant) apply or offset the proceeds of the Letter of Credit: (i) against any Rent payable by Tenant under this Lease that is not paid when due; (ii) against all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it may suffer as a result of any default by Tenant under this Lease that continues beyond the expiration of all applicable sure periods, including any damages arising under section 1951.2 of the California Civil Code following termination of the Lease; (iii) against any costs incurred by Landlord in connection with the Lease (including attorneys' fees); and (iv) against any other amount that Landlord may spend or become obligated to spend by reason of Tenant's default that continues beyond the expiration of all applicable sure periods. Landlord agrees to pay to Tenant within 30 days after the Final LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied as allowed above; provided, that if prior to the Final LC Expiration Date a voluntary petition is filed by Tenant or any Guarantor, or an involuntary petition is filed against Tenant or any Guarantor by any of Tenant's or Guarantor's creditors, under the Federal Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal. Notwithstanding the foregoing, if Landlord draws upon the Letter of Credit under Section V(b)(ii) and Tenant delivers a replacement Letter of Credit that satisfies all of the

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

            requirements of this Lease, then Landlord shall pay to Tenant any proceeds of any Letter of Credit that Landlord has not then applied in accordance with this Section V(c).

                  (d) ADDITIONAL COVENANTS OF TENANT. If, as result of any
            application or use by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within 5 days after Tenant received written notice thereof from Landlord, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total Letter of Credit Amount), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Section V(d), and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in this Lease, the same shall constitute an uncurable default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

                  (e) TRANSFER OF LETTER OF CREDIT. Landlord may, at any time and without notice to Tenant and without first obtaining Tenant's consent thereto, transfer all or any portion of its interest in and to the Letter of Credit to another party, person or entity, including Landlord's mortgagee and/or to have the Letter of Credit reissued in the name of Landlord's mortgagee. If Landlord transfers its interest in the Building and transfers the Letter of Credit (or any proceeds thereof then held by Landlord) in whole or in part to the transferee and the transferee assumes all of Landlord's obligations under the Lease, then Landlord shall, without any further agreement between the parties hereto, thereupon be released by Tenant from all liability therefor. The provisions hereof shall apply to every such transfer or assignment of all or any part of the Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Landlord's sole cost and expense, execute and submit to the issuer of the Letter of Credit such applications, documents and instruments as may be necessary to effectuate such transfer. Landlord shall be responsible for paying the issuer's transfer and processing fees in connection with any transfer of the Letter of Credit and, if Tenant advances any such fees (without having any obligation to do so), Landlord shall reimburse Tenant for any such transfer or processing fees within 10 days after Tenant's written request therefor.

                  (f) REDUCTION IN LETTER OF CREDIT AMOUNT. Provided no default has occurred hereunder in the 12 month period prior to the reduction and has continued beyond the expiration of all applicable cure periods, and no less than 30 days prior to each requested letter of credit reduction date, the Letter of Credit Amount shall be reduced as follows: (i) $600,000.00 effective as of August 15, 2006; (ii) $550,000.00 effective as of August 15, 2007; (iii) $500,000.00 effective as of August 15, 2008; and (iv) $200,000.00 effective as of August 14, 2009. If Tenant is not entitled to reduce the Letter of Credit Amount as of a particular reduction effective date due to Tenant's failure to timely pay all Rent during the 12 months prior to that particular reduction effective date, then any subsequent reduction(s) Tenant is entitled to hereunder shall be reduced by the amount of the reduction Tenant would have been entitled to had Tenant timely paid all Rent during the 12 months prior to that particular earlier reduction effective date. Notwithstanding anything to the contrary contained herein, if Tenant has been in default under this Lease (beyond the expiration of all applicable cure periods) at any time prior to the effective date of any reduction of the Letter of Credit Amount and Tenant has failed to cure such default within any applicable cure period, then Tenant shall have no further right to reduce the Letter of Credit Amount as described herein. Any reduction in the Letter of Credit Amount shall be accomplished by Tenant providing Landlord with a substitute letter of credit in the reduced amount. Tenant shall have the right to deliver to Landlord a substitute letter of credit that satisfies the requirements of this Section V at any time, and, upon receipt of the substitute letter of credit, Landlord shall return the Letter of Credit to Tenant and take all steps reasonably requested by Tenant to cause the Letter of Credit to be terminated and cancelled.

                  (g) NATURE OF LETTER OF CREDIT. Landlord and Tenant (1)
            acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof (including the LC Proceeds Account) be deemed to be or treated as a "security deposit" under any Law applicable to security deposits in the commercial context including Section 1950.7 of the California Civil Code, as such section now exist or as may be hereafter amended or succeeded" ("SECURITY DEPOSIT LAWS"), (2) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and
            (3) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

            Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of Law, now or hereafter in effect, which (i) establish the time frame by which Landlord must refund a security deposit under a lease, and/or (ii) provide that Landlord may claim from the Security Deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in this Section V above and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant's breach of this Lease or the acts or omission of Tenant or any other Tenant related parties, including any damages Landlord suffers following termination of the Lease."

VI. OPERATING EXPENSES. For the period commencing on October 1, 2003 and ending on the Extended Expiration Date, Tenant shall pay for Tenant's Proportionate Share of the Building in accordance with the terms of the Lease.

VII.  IMPROVEMENTS TO PREMISES.

      A. CONDITION OF PREMISES. Tenant is in possession of the Premises and accepts the same "as is" without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

      B. RESPONSIBILITY FOR IMPROVEMENTS TO PREMISES. Any construction, alterations or improvements to the Premises shall be performed by Tenant at its sole cost and expense using contractors selected by Tenant and approved by Landlord and shall be governed in all respects by the provisions of the Lease.

VIII. OTHER PERTINENT PROVISIONS. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

      A.    SECTION VIII.A., "OPTION TO TERMINATE" OF THE FIRST AMENDMENT,
            SECTION 39.D., "OPTION TO TERMINATE" OF THE LEASE shall be deleted in their entirety and of no further force and effect.

IX.   MISCELLANEOUS.

      A. This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

      B. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

      C. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

      D. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

      E. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

      F. Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the "Landlord Related Parties") harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the "Tenant Related Parties") harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

      G.    INTENTIONALLY OMITTED.

      H. CALIFORNIA WAIVERS. Notwithstanding anything to the contrary contained in the Lease, Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, Sections 1941 and 1942 (Tenant's Repairs and Alterations), 1932(2) (Casualty Damage), and Section 1265.130 (Condemnation) of the California Code of Civil Procedure, or any similar or successor laws now or hereinafter in effect.

      I. Equity Office Properties Management Corp. ("EOPMC") is an affiliate of Landlord and represents only the Landlord in this transaction. Any assistance rendered by any agent or employee of EOPMC in connection with this Lease or any subsequent amendment or modification hereto has been or will be made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

      IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

                                  LANDLORD:

                                  CA-MARINA BUSINESS CENTER LIMITED PARTNERSHIP, A DELAWARE LIMITED PARTNERSHIP

                                  By: EOM GP, L.L.C., a Delaware limited
                                      liability company, its general partner

                                      By: Equity Office Management, L.L.C., a
                                          Delaware limited liability company,
                                          its non-member manager

                                          By:    /s/ Robert E. Dezzutti
                                                 -------------------------------
                                          Name:  Robert E. Dezzutti
                                          Title: Senior Vice President

                                  TENANT:

                                  CANCERVAX CORPORATION, A DELAWARE CORPORATION

                                  By:    /s/ David F. Hale
                                         -------------------------------
                                  Name:  David F. Hale
                                  Title: President and CEO

                                  TENANT'S FEIN: 52 224 3564